Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Registration Statement on Form S-3 of our report dated March 27, 2014 relating to the balance sheets of Lion Biotechnologies, Inc. as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended and for the period September 17, 2007 (inception) to December 31, 2013.   We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Weinberg & Company
Weinberg & Company, P.A.

Los Angeles, California
November 20, 2014